UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2015

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Water Street

New York, New York 10038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 770-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On November 5, 2015, American International Group, Inc. (“AIG”) entered into the Third Amended and Restated Credit Agreement (the “Third Amended Credit Agreement”) among AIG, the subsidiary borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent, and each Several L/C Agent party thereto, which amends and restates AIG’s Second Amended and Restated Credit Agreement, dated as of June 19, 2014 (the “Second Amended Credit Agreement”), among AIG, the subsidiary borrowers party thereto, the lenders party thereto, JPMorgan, as Administrative Agent, and each Several L/C Agent party thereto.

The Third Amended Credit Agreement provides for a five-year total commitment of $4.5 billion (increased from a $4.0 billion commitment in the Second Amended Credit Agreement), consisting of standby letters of credit and/or revolving credit borrowings without any limits on the type of borrowings. Under circumstances described in the Third Amended Credit Agreement, the aggregate commitments may be increased by up to $500 million, for a total commitment under the Third Amended Credit Agreement of $5.0 billion. Under the Third Amended Credit Agreement, the applicable rate, commitment fee and letter of credit fee are determined by reference to the credit ratings of AIG’s senior unsecured long-term debt. Borrowings bear interest at a rate per annum equal to the adjusted LIBO rate plus an applicable rate or an alternative base rate plus an applicable rate. The adjusted LIBO rate is equal to LIBOR and is subject to adjustment for reserve requirements. The alternative base rate is equal to the highest of (i) the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate; (ii) the federal funds rate plus 0.50%; and (iii) the adjusted LIBO rate plus 1.00%.

The Third Amended Credit Agreement requires AIG to maintain a specified minimum consolidated net worth and subjects AIG to a specified limit on total consolidated debt to total consolidated capitalization, subject to certain limitations and exceptions. In addition, the Third Amended Credit Agreement contains certain customary affirmative and negative covenants, including limitations with respect to the incurrence of certain types of liens, transactions with affiliates, and certain fundamental changes. Amounts due under the Third Amended Credit Agreement may be accelerated upon an “event of default,” as defined in the Third Amended Credit Agreement, such as failure to pay amounts owed thereunder when due, breach of a covenant, material inaccuracy of a representation, or occurrence of bankruptcy or insolvency, subject in some cases to cure periods.

AIG expects that it may draw on the Third Amended Credit Agreement from time to time, and may use the proceeds for general corporate purposes. Letters of credit issued under the Third Amended Credit Agreement will be used to support reinsurance operations of AIG’s insurance subsidiaries and for general corporate purposes. As of November 5, 2015, there are no borrowings or letters of credit outstanding under the Third Amended Credit Agreement, so that a total of approximately $4.5 billion remains available under the Third Amended Credit Agreement.

The foregoing description of the Third Amended Credit Agreement is qualified in its entirety by reference to the Third Amended Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Section 2 — Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Third Amended and Restated Credit Agreement, dated as of November 5, 2015, among AIG, the subsidiary borrowers party thereto, the lenders party thereto, JPMorgan, as Administrative Agent, and each Several L/C Agent party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC.
(Registrant)

Date: November 5, 2015	By:	/s/ James J. Killerlane III
	Name:	James J. Killerlane III
	Title:	Associate General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Third Amended and Restated Credit Agreement, dated as of November 5, 2015, among AIG, the subsidiary borrowers party thereto, the lenders party thereto, JPMorgan, as Administrative Agent, and each Several L/C Agent party thereto.